UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

May 8, 2007

Date of Report (Date of earliest event reported)

EPICOR SOFTWARE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-20740	33-0277592
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

18200 Van Karman Avenue Suite 1000 Irvine, California	92612-1023
(Address of principal executive offices)	(Zip Code)

(949) 585-4000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On May 8, 2007, Epicor Software Corporation (the “Company”) entered into an Indenture among the Company and U.S. Bank National Association as trustee (the “Indenture”) and a Supplemental Indenture among the Company and U.S. Bank National Association as trustee (the “Supplemental Indenture”) relating to the issuance by the Company of $230 million aggregate principal amount of its 2.375% Convertible Senior Notes due May 15, 2027 (the “Notes”). For a description of the material terms of the Indenture, the Supplemental Indenture and the Notes, see the information in Item 2.03 below, which is incorporated herein by reference. The form of the Indenture was filed as an exhibit to the Company’s Automatic Shelf Registration Statement on Form S-3 (File No. 333-142523), filed with the Securities and Exchange Commission on May 1, 2007. A copy of the Supplemental Indenture, which includes the form of the Notes, is attached hereto as Exhibit 4.1 and is incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On May 8, 2007, the Company issued $230 million aggregate principal amount of the Notes under the Indenture and the Supplemental Indenture. Interest on the Notes is payable semi-annually in arrears on May 15 and November 15 of each year, beginning on November 15, 2007. The maturity date of the Notes is May 15, 2027.

The Notes will be senior unsecured obligations of the Company and will rank equally in right of payment to all of the Company’s existing and future unsubordinated unsecured indebtedness, senior in right of payment to any indebtedness that is contractually subordinated to the Notes and effectively subordinated to any of the Company’s existing and future secured indebtedness to the extent of the value of the collateral security such indebtedness. The Notes will not be secured by the Company’s subsidiaries or joint ventures and, accordingly will be effectively subordinated to any future indebtedness and liabilities of the Company’s subsidiaries and joint ventures.

The Notes will be convertible into cash or, at the Company’s option, cash and shares of the Company’s common stock based on an initial conversion rate, subject to adjustment in certain circumstances, of 55.2608 shares per $1,000 principal amount of Notes (which represents an initial conversion price of approximately $18.10 per share) in certain circumstances. In addition, subject to the Company’s right to elect to change the conversion rate and conversion obligation in connection with a “public acquirer fundamental change,” following a “make-whole fundamental change” that occurs prior to May 15, 2014, the conversion rate for a holder of Notes who elects to convert its Notes in connection with such “make-whole fundamental change” will increase in certain circumstances.

On or after May 15, 2014, the Company may from time to time at the Company’s option redeem the Notes, in whole or in part, for cash, at a redemption price equal to 100% of the principal amount of the Notes the Company redeem, plus any accrued and unpaid interest to, but excluding, the redemption date.

On each of May 15, 2014, May 15, 2017 and May 15, 2022, holders of Notes may require the Company to purchase all or a portion of the Notes at a purchase price in cash equal to 100% of the principal amount of the Notes to be purchased, plus any accrued and unpaid interest to, but excluding, the purchase date.

Holders of Notes may require us to repurchase all or a portion of their Notes upon a “fundamental change,” at a repurchase price in cash equal to 100% of the principal amount of the Notes to be repurchased, plus any accrued and unpaid interest to, but excluding, the fundamental change repurchase date.

The following constitute Events of Default under the Supplemental Indenture that could, subject to certain conditions, cause the unpaid principal on the Notes to become due and payable:

Failure by the Company to pay the principal of or premium, if any on any Note when due (whether at maturity, upon redemption, on the purchase date with respect to a purchase at the option of the holder, on a fundamental change repurchase date with respect to a fundamental change, or otherwise)

Failure by the Company to provide notice of certain designated events described in the Supplemental Indenture

Failure by the Company to comply with any other term, covenant or agreement or contained in the Notes, the Indenture or the Supplemental Indenture (subject to a 90-day cure period)

Default by the Company or any of its subsidiaries with respect to certain indebtedness for borrowed money

Certain events of bankruptcy, insolvency or reorganization with respect to the Company or a “significant subsidiary” (as defined in Regulation S-X under the Securities Exchange Act of 1934.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description
4.1	First Supplemental Indenture between the Company and U.S. Bank National Association as trustee dated May 8, 2007
99.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation, relating to the validity of the Notes.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EPICOR SOFTWARE CORPORATION

Date: May 14, 2007	By:	/s/ John D. Ireland
John D. Ireland
Sr. Vice President and General Counsel

EXHIBIT INDEX

Exhibit No.	Description
4.1	First Supplemental Indenture between the Company and U.S. Bank National Association as trustee dated May 8, 2007
99.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation, relating to the validity of the Notes.